Exhibit 99.3

NEWS RELEASE

Investor Relations Contact:	Media Contact:

AngioDynamics, Inc.	AngioDynamics, Inc.
Michael Greiner	Saleem Cheeks
518-795-1821	518-795-1174
mgreiner@angiodynamics.com	scheeks@angiodynamics.com

AngioDynamics Acquires Eximo Medical, Ltd. and its Innovative 355nm Laser Atherectomy Technology

Latham, New York, October 3, 2019 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, peripheral vascular disease, and oncology, today announced that it has acquired Eximo Medical, Ltd., an early commercial stage, medical device company, and its proprietary 355nm wavelength laser-technology platform for $46 million in up-front consideration with up to $20 million of contingent consideration related to certain technical and revenue milestones. The transaction is being funded exclusively through the use of cash on hand.

This transaction expands AngioDynamics’ existing Vascular Interventions and Therapies (VIT) product portfolio by adding Eximo’s proprietary laser technology, which has received 510(k) clearance for use in the treatment of Peripheral Artery Disease (PAD). The Eximo technology complements AngioDynamics’ leading thrombus management and venous insufficiency technologies.

“The acquisition of Eximo brings a remarkable, foundational technology to our portfolio that will change the way caregivers deliver treatment to patients with PAD,” said Jim Clemmer, President and Chief Executive Officer of AngioDynamics, Inc. “The market is ripe for disruption, and the level of precision, safety, and efficiency offered to physicians by this laser technology creates a substantially differentiated alternative to legacy atherectomy devices.”

Physicians provide atherectomy treatment to over 200,000 Americans annually1, and Eximo’s laser technology represents a technological breakthrough among medical devices used in atherectomy procedures to treat PAD today. In acquiring Eximo and its laser technology, AngioDynamics enters a growing $500+ million market with an innovative medical solution that offers greater versatility, a wider range of treatments, and strong clinical data to support its efficacy.

Differentiated from other legacy medical devices, Eximo’s laser technology is the only system capable of delivering short, high-powered pulsed-laser energy in 355nm wavelength without compromising the integrity of its fiber optic cables during atherectomy procedures. The technology addresses the risk of perforation through tissue selectivity, addresses the risk of embolization to the patient through the availability of aspiration and is indicated to provide

1 Medtech 360 Peripheral Vascular Devices Market Analysis 2017

treatment for In-Stent Restenosis (ISR), which is the gradual re-narrowing of the artery after a blockage has been previously treated with a stent.

Additionally, Eximo’s laser technology advances patient treatment options and care by treating a variety of PAD lesion types both above- and below-the-knee. The technology is a safe, fast, and effective system that clinical studies have shown to be effective in treating lesions ranging from soft plaque to severely calcified23.

“We are very happy to join AngioDynamics”, said Yoel Zabar, Chief Executive Officer of Eximo Medical, Ltd. “We believe that AngioDynamics’ existing resources and commercial acumen will enable a large number of patients to benefit from Eximo’s laser technology, and we look forward to extending its utility into other indications within vascular and elsewhere. We would also like to thank the number of physicians that have already partnered with us during our journey, and we look forward to continuing our work together as we expand our physician base.”

AngioDynamics management will discuss the transaction during its scheduled FY2020 First Quarter Financial Results Conference Call, Thursday, October 3, 2019, at 8:00 a.m. EST. For more information about Eximo, visit www.angiodynamics.com/eximo.

About AngioDynamics, Inc.

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, peripheral vascular disease, and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, drainage products, thrombolytic products and venous products. For more information, visit www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics' expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects," "reaffirms," "intends," "anticipates," "plans," "believes," "seeks," "estimates," "optimistic," or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics' expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics' technology or assertions that AngioDynamics' technology infringes the technology of fourth parties, the ability of AngioDynamics to effectively compete against

2 Rundback, J, Chandra, P, Brodmann, M, et al. Catheter Cardiovasc Interv. 2019; 1– 8. https://doi.org/10.1002/ccd.28435
3 Nicolas W. Shammas, Pradeep Chandra, Marianne Brodmann, et al. Cardiovascular Revascularization Medicine, 2018, ISSN 1553-8389, https://doi.org/10.1016/j.carrev.2018.11.022 competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, challenges with respect to fourth-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics' SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2019. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.